EXHIBIT 99.1

Intelligent Systems Announces Fiscal Year 2017 Results

NORCROSS, Ga., March 15, 2018 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE American:INS) announced today its financial results for the three and twelve month periods ended December 31, 2017.

For the twelve month period ended December 31, 2017, the company recorded net income attributable to Intelligent Systems Corporation of $473,000 ($0.05 per basic and diluted share), compared to a net loss attributable to Intelligent Systems of $1,112,000 ($0.13 per basic and diluted share) in the same period in 2016. Included in the 2017 year-to-date income is a previously reported one-time gain in investment income of $1,466,000 on the sale of a majority of the company’s minority equity ownership in a privately-held technology company in the FinTech industry.

Revenue was $2,546,000 and $9,302,000 in the three and twelve month periods ended December 31, 2017, respectively, representing growth of nine percent and fourteen percent, respectively, as compared to the same periods in 2016.  The growth for the quarter and the year is attributable to an increase in our processing services customer base, an increase in the volume of transaction processing services and an increase in our maintenance technical and software support services, partially as a result of an increase in our license customer base.

Loss from operations was $704,000 and $1,403,000 in the three month and twelve month periods ended December 31, 2017, respectively, compared to losses of $136,000 and $687,000, respectively, in the same periods in 2016.  Although revenue increased nine percent and fourteen percent for the quarter and year-to-date periods of 2017, as compared to the same periods in 2016, the company recorded a greater loss from operations in both 2017 periods, compared to the comparable 2016 periods, primarily due to a planned increase in R&D expenditures as the company continues expanding its development efforts via offshore staff additions, as well as, opening an office location in Mumbai, India to house key technical resources to enable continued enhancements to the features and functionality of its product offerings.

“2017 unfolded about where we expected it to be. We made continued solid progress in several areas that support our effort to achieve the scale we need to realize returns expected of FinTech companies,” commented Leland Strange, CEO of Intelligent Systems.  “I believe we will continue to grow revenue in 2018 at a minimum to be on par with last year’s growth. We have on-going efforts that could result in significant revenue and profit increases; however, there is no certainty that these efforts will be successful and expenses may increase prior to our ability to recognize revenues. It will take time for some of our recent relationships to mature and their growth may not make a real impact until next year. We expect to continue growing while not taking risks that could hurt over the long haul as reputation is critical for financial software enterprises.”

Investor Conference Call Today
The company is holding an investor conference call today, March 15, 2018, at 11 AM Eastern Time.  Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID code 7699684.  A transcript of the call will be posted on our website at www.intelsys.com as soon as available after the call.

The company expects to file its 2017 Form 10-K with the Securities and Exchange Commission on March 15, 2018. For additional information about reported results, investors will be able to access the Form 10-K, when filed, on our company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue
Products	$ 166	$241	$ 849	$ 1,137
Services	2,380	2,093	8,453	7,041
Total net revenue	2,546	2,334	9,302	8,178
Cost of revenue
Products	62	55	320	626
Services	1,372	1,010	4,175	3,352
Total cost of revenue	1,434	1,065	4,495	3,978
Expenses
Marketing	43	76	255	350
General and administrative	367	482	1,588	1,797
Research and development	1,406	847	4,367	2,740
Loss from operations	(704)	(136)	(1,403)	(687)
Investment income (loss)	(10)	1	1,738 b. c.	(713) a.
Other income	72	40	166	148
Income (loss) before income taxes	(642)	(95)	501	(1,252)
Income taxes	8	--	28	(3)
Net income (loss)	$ (650)	$ (95)	473	(1,249)
Net loss attributable to noncontrolling interest	--	15	--	137
Net income (loss) attributable to Intelligent Systems	$ (650)	$ (80)	$ 473	$ (1,112)
Earnings (loss) per share attributable to Intelligent Systems:
Basic earnings (loss) per share	$ (0.07)	$ (0.01)	$ 0.05	$ (0.13)
Diluted earnings (loss) per share	$ (0.07)	$ (0.01)	$ 0.05	$ (0.13)
Basic weighted average common shares outstanding	8,777,988	8,743,299	8,766,425	8,736,299
Diluted weighted average common shares outstanding	8,777,988	8,743,299	8,881,814	8,736,299

a. Includes write-down of $750,000 on carrying value of investment in early stage technology company.
b. Includes gain of $1.466 million on sale of minority equity interest in a privately-held technology company in FinTech industry.
c. Includes gain of $372,000 on final payment after escrow period on prior minority investment sale.

CONSOLIDATED BALANCE SHEETS (audited, in thousands)

As of December 31,	2017	2016
ASSETS
Current assets:
Cash	$14,024	$17,724
Marketable securities	438	418
Accounts receivable, net	1,208	1,329
Notes and interest receivable, current portion	16	--
Other current assets	2,373	1,160
Total current assets	18,059	20,631
Investments	1,035	1,272
Notes and interest receivable, net of current portion	1,250	--
Property and equipment, at cost less accumulated depreciation	1,262	700
Other long-term assets	173	101
Total assets	$21,779	$22,704
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$321	$301
Deferred revenue, current portion	853	1,474
Accrued payroll	595	515
Accrued expenses	98	43
Other current liabilities	408	1,338
Total current liabilities	2,275	3,671
Deferred revenue, net of current portion	51	85
Other long-term liabilities	--	18
Total Intelligent Systems Corporation stockholders’ equity	19,453	21,946
Noncontrolling interest	--	(3,016)
Total stockholders’ equity	19,453	18,930
Total liabilities and stockholders’ equity	$21,779	$22,704

For further information, call
Karen Reynolds, 770-564-5503
or email to karen@intelsys.com